Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries:	For press inquiries:
John Mills, ICR	Katie Brazel, Fleishman-Hillard
for Alimera Sciences	for Alimera Sciences
310-954-1105	404-739-0150
John.Mills@ICRINC.com	Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

Company Generates First Revenue from ILUVIEN®

Alimera Will Host a Conference Call at 4:30 PM ET Today

ATLANTA, GA, August 12, 2013 — Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the second quarter ended June 30, 2013.

“We began generating revenue from ILUVIEN in the second quarter of 2013 in Germany and the United Kingdom and continue to make progress in gaining market access in Germany, the United Kingdom and France,” said Dan Myers, Alimera’s president and chief executive officer. “The initial response has been very positive among early adopting physicians as well as patients, with some of the patients receiving an implant in both eyes.”

Market Access Update

ILUVIEN was launched commercially in the United Kingdom and Germany in April and May 2013, respectively, and Alimera expects to launch ILUVIEN in France in the first quarter of 2014. In addition to sales activity, Alimera is pursuing expanded reimbursement in the United Kingdom and Germany and will soon be engaged in price negotiations in France.

In the United Kingdom, the recent issuance by the Appraisal Committee of the United Kingdom’s National Institute for Health and Care Excellence (NICE) of a positive Appraisal Consultation Document (ACD) on ILUVIEN is expected to lead to an Appraisal Committee meeting later in August to produce a Final Appraisal Determination (FAD). Alimera is optimistic that a FAD will be issued in September confirming the recommendation of ILUVIEN for the treatment of chronic DME in a pseudophakic population insufficiently responsive to available therapies, however there can be no assurance that NICE will accept the Appraisal Committee’s recommendation.

“We are working diligently to increase the availability of ILUVIEN to patients in these countries. While the expanded reimbursement process is slow, we are making good progress as evidenced by the broader access through the statutory insurance funds in Germany and the Appraisal Committee’s recommendation, which we hope will result in a change in published guidance in the United Kingdom,” added Mr. Myers. “Additionally, we recently announced that the French National Health Authority’s Transparency Commission issued a favorable opinion for the reimbursement and hospital listing of ILUVIEN by the French National Health Insurance. This is another important development in the commercialization of ILUVIEN, and we will use this opinion in our pricing discussions with the French health authorities.”

Second Quarter 2013 Financial Results

Total revenue for the quarter ended June 30, 2013 was $179,000, which was generated in connection with the commercial launch of ILUVIEN in Germany and the United Kingdom during the quarter.

Research and development expenses for the second quarter of 2013 increased to $2.2 million, compared to $1.9 million for the second quarter of 2012. The increase was primarily attributable to an increase of approximately $240,000 in costs associated with contracting medical science liaisons to engage with retina specialists in Germany, the United Kingdom and France.

General and administrative expenses in the second quarter of 2013 were $2.4 million, compared to $1.5 million in the second quarter of 2012. The increase was primarily due to an increase in professional fees associated with the establishment of Alimera’s infrastructure and tax planning for expansion in Europe.

Sales and marketing expenses in the second quarter of 2013 increased to $4.9 million, compared to $1.1 million for the second quarter of 2012. The increase was primarily due to costs associated with Alimera’s agreement with Quintiles Commercial for services related to the launch of ILUVIEN in Germany and the United Kingdom in the second quarter of 2013.

Alimera expects further increases in sales and marketing expenses as the commercial launch of ILUVIEN continues in Europe.

Net loss attributable to common shareholders for the quarter ended June 30, 2013 was $(21.3) million, or $(0.67) per common share, compared with a net loss attributable to common shareholders of $(4.7) million, or $(0.15) per common share, for the quarter ended June 30, 2012. Net loss attributable to common shareholders for the quarter ended June 30, 2013 was impacted by a non-cash warrant valuation adjustment of $6.7 million resulting from the increase in Alimera's common stock price, non-cash accretion of a beneficial conversion feature of $5.0 million associated with a decrease in the conversion price of our Series A Convertible Preferred Stock and a loss of $153,000 related to an early extinguishment of debt. Adjusted net loss attributable to common shareholders excluding the non-cash warrant valuation adjustment, the non-cash accretion of the beneficial conversion feature and the loss on the early extinguishment of debt for the quarter ended June 30, 2013 was $9.5 million, or $(0.30) per common share. Net loss attributable to common shareholders per share and adjusted net loss attributable to common shareholders per share were based on 31,574,858 weighted average shares outstanding for the second quarter of 2013 and 31,430,651 weighted average shares outstanding for the second quarter of 2012. A reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders and net loss per common share to adjusted net loss per common share is included below under the heading “Non-GAAP Financial Measures.”

As of June 30, 2013, Alimera had cash, cash equivalents and investments of $31.9 million, compared to $49.5 million as of December 31, 2012.

$20 Million Debt Facility

In May 2013, Alimera Sciences Limited, Alimera’s subsidiary in the United Kingdom, entered into a Loan and Security Agreement with Silicon Valley Bank (SVB) to provide additional working capital in the amount of $5 million and up to an additional $15 million under a working capital line of credit. The line of credit will be utilized to finance eligible accounts receivable in the United Kingdom, Germany and France, and replaces the $20 million line of credit previously provided by SVB to finance accounts receivable in the United States. The debt facility provides Alimera with additional resources as management strengthens its market position and evaluates its expansion plans for ILUVIEN in Europe.

Conference Call to be Held Today

Alimera will hold a conference call today at 4:30 PM ET to discuss these results and provide regulatory and commercial updates. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.

To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.

A replay of the conference call will be available beginning August 12, 2013 at 7:30 p.m. ET and ending on August 18, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406

(international), Conference ID Number: 24162060. A replay of the webcast will be available on Alimera’s corporate website for one week, through August 18, 2013.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is the first product to provide a therapeutic effect of up to 36 months for patients with chronic DME considered insufficiently responsive to available therapies.

Non-GAAP Financial Measures

Alimera believes the metric “adjusted net loss attributable to common shareholders” and “adjusted net loss per common share” are useful financial measures for investors in evaluating Alimera's performance for the periods presented. Adjusted net loss attributable to common shareholders and adjusted net loss per common share exclude the non-cash warrant valuation adjustment, the non-cash accretion of the beneficial conversion feature and the loss on the early extinguishment. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net loss attributable to common shareholders or net loss per common share in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Alimera's management believes that adjusted net loss attributable to common shareholders and adjusted net loss per common share are useful supplements for it and investors to Alimera's GAAP financial information because these measures exclude non-cash or infrequent expenses which management believes are not reflective of Alimera's operating results. These non-GAAP financial measures also facilitate management's internal comparison to Alimera's historical financial performance and the financial performance of other companies. However, non-GAAP financial measures should only be read in conjunction with financial information reported under GAAP when understanding Alimera's operating performance. For a reconciliation of net loss attributable to common shareholders to adjusted net loss attributable to common shareholders and net loss per common share to adjusted net loss per common share, see the table below.

Forward Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera's commercial plans for ILUVIEN in Germany, the United Kingdom and France. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the EU, as well as other factors discussed in the “Risk

Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. Additional factors may also be set forth in those sections of Alimera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 to be filed with the SEC in the third quarter of 2013. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Income Statement
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
REVENUE	$179	$—	$179	$—
COST OF GOODS SOLD	(11)	—	(11)	—
GROSS MARGIN	168	—	168	—

RESEARCH AND DEVELOPMENT EXPENSES	2,180	1,856	4,203	3,437
GENERAL AND ADMINISTRATIVE EXPENSES	2,429	1,548	5,099	2,982
SALES AND MARKETING EXPENSES	4,898	1,088	8,461	2,201
OPERATING EXPENSES	9,507	4,492	17,763	8,620

INTEREST EXPENSE	(129)	(210)	(263)	(443)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	(6,742)	—	(12,336)	—
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(153)	—	(153)	—
NET LOSS	$(16,363)	$(4,702)	$(30,347)	$(9,063)
ACCRETION OF PREFERRED STOCK BENEFICIAL CONVERSION FEATURE	(4,950)	—	(4,950)	—
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(21,313)	$(4,702)	$(35,297)	$(9,063)
NET LOSS PER SHARE — Basic and diluted	$(0.67)	$(0.15)	$(1.12)	$(0.29)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,574,858	31,430,651	31,560,294	31,429,003

Reconciliation of GAAP Net Loss to Adjusted Net Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
GAAP NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(21,313)	$(4,702)	$(35,297)	$(9,063)
Adjustments to net loss:
Change in fair value of derivative warrant liability	(6,742)	—	(12,336)	—
Loss on early extinguishment of debt	(153)	—	(153)	—
Accretion of preferred stock beneficial conversion feature	(4,950)	—	(4,950)	—
NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(9,468)	$(4,702)	$(17,858)	$(9,063)

GAAP NET LOSS PER SHARE — Basic and diluted	$(0.67)	$(0.15)	$(1.12)	$(0.29)
Adjustments to net loss:
Change in fair value of derivative warrant liability	(0.21)	—	(0.39)	—
Loss on early extinguishment of debt	(0.00)	—	(0.00)	—
Accretion of preferred stock beneficial conversion feature	(0.16)	—	(0.16)	—
NON-GAAP ADJUSTED NET LOSS PER SHARE — Basic and diluted	$(0.30)	$(0.15)	$(0.57)	$(0.29)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,574,858	31,430,651	31,560,294	31,429,003

Balance Sheet
(in thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$31,925	$49,564
Accounts receivable, net	129	—
Prepaid expenses and other current assets	3,206	2,029
Inventory	1,813	719
Deferred financing costs	313	95
Total current assets	37,386	52,407
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	469	114
TOTAL ASSETS	$37,855	$52,521
CURRENT LIABILITIES:
Accounts payable	$3,195	$1,973
Accrued expenses	1,601	1,179
Outsourced services payable	1,292	2,616
Notes payable	1,111	2,273
Capital lease obligations	9	6
Total current liabilities	7,208	8,047
NON-CURRENT LIABILITIES:
Derivative warrant liability	16,754	4,418
Notes payable — less current portion	3,889	703
Other non-current liabilities	33	209
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A Convertible Preferred Stock	32,045	32,045
Common stock	316	315
Additional paid-in capital	238,567	237,485
Common stock warrants	461	415
Accumulated deficit	(261,463)	(231,116)
Accumulated other comprehensive income	45	—
TOTAL STOCKHOLDERS’ EQUITY	9,971	39,144
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,855	$52,521